CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐14 of Advisor Managed Portfolios and the use of our report dated November 29, 2023, relating to the financial statements and financial highlights of Regan Total Return Income Fund, formerly a series of Trust for Advised Portfolios, for the year ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights Summary”, “Other Service Providers” , “Experts” , “Financial Highlights” , “Independent Registered Public Accounting Firm” and “Financial Statements” in the Information Statement/Prospectus.

/s/Cohn & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania December 18, 2023

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board